Exhibit 99.1


                                                     October 18, 2004

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900


            LEUCADIA ANNOUNCES THE EXPIRATION OF THE CONTINGENT SALE RIGHTS ISSUED IN CONNECTION WITH ITS ACQUISITION OF WILTEL

Leucadia National Corporation (LUK - NYSE and PCX) announced today that the Contingent Sale Rights, or CSRs, that were issued to stockholders of WilTel Communications Group, Inc. in connection with Leucadia's 2003 acquisition of WilTel have expired pursuant to their terms. The CSRs could have given WilTel stockholders additional Leucadia common shares if Leucadia had sold or entered into an agreement to sell specified amounts of WilTel's assets or equity by certain dates. Under the terms of the CSRs, since Leucadia has not made or contracted to make any such sale, the CSRs expired on October 15, 2004 and no Leucadia common shares or other consideration will be deliverable in respect of the CSRs.